UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549
_____________________________________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
______________________________________________________________________

Date of Report (Date of earliest event reported): July 26, 2011

BOSTON SCIENTIFIC CORPORATION
(Exact name of registrant as specified in charter)

DELAWARE	1-11083	04-2695240
(State or other	(Commission	(IRS employer
jurisdiction of	file number)	identification no.)
incorporation)

One Boston Scientific Place, Natick, Massachusetts	01760-1537
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:   (508) 650-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.     RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On July 28, 2011, Boston Scientific Corporation issued a press release announcing financial results for the second quarter ended June 30, 2011. A copy of the release is furnished with this report as Exhibit 99.1.

The information contained in Item 2.02 of this Current Report on Form 8-K and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On July 26, 2011, the Board of Directors of Boston Scientific Corporation (the “Company”) approved, and the Company committed to, a 2011 restructuring program (the “Program”), designed to strengthen operational effectiveness and efficiencies, increase competitiveness and support new investments, thereby increasing shareholder value. The Company estimates that the Program will reduce annual pre-tax operating expenses by approximately $225 million to $275 million exiting 2013, a portion of which will be reinvested in targeted areas necessary for future growth, including priority growth initiatives and emerging markets initiatives. Key activities under the Program, of which the Company's Zero-Based Budgeting (ZBB) Initiative and components of the Emerging Markets Initiative (EMI) are a part, include standardizing and automating certain processes and activities; relocating select administrative and functional activities; rationalizing organizational reporting structures; and leveraging preferred vendors. Among these efforts, the Company is expanding its ability to deliver best-in-class global shared services for certain functions and divisions at several locations in emerging markets. This action will enable Boston Scientific to grow its global commercial presence in key geographies and take advantage of many cost-reducing and productivity-enhancing opportunities. In addition, Boston Scientific is undertaking efforts to streamline various corporate functions, eliminate bureaucracy, increase productivity and better align corporate resources to its key business strategies.

These activities will start to be initiated in the third quarter of 2011 and are expected to be substantially completed by the end of 2013. The Company anticipates the reduction of 1,200 to 1,400 positions worldwide through a combination of employee attrition and targeted headcount reductions as the Program is implemented. Plans detailing specific employee impacts will be developed for each affected region and business, and the Company will consult in due course with relevant employee representative bodies, where required under local laws.

The Company estimates that the implementation of the Program will result in total pre-tax charges of approximately $155 million to $210 million, and that approximately $150 million to $200 million of these charges will result in future cash outlays. The following table provides a summary of the Company's estimates of costs associated with the Program by major type of cost:

Type of cost	Total estimated amount expected to be incurred
Restructuring charges:
Termination benefits	$125 million to $150 million
Other (1)	$20 million to $40 million
Restructuring-related expenses:
Other (2)	$10 million to $20 million
$155 million to $210 million

(1)     Consists primarily of consultant fees and contractual cancellations.
(2)     Comprised of other costs directly related to the restructuring program, including program management, accelerated depreciation, retention and infrastructure-related costs.

The Company estimates that during the third quarter of 2011, it will record approximately $10 million of restructuring charges associated with the Program. The Company will record the remaining expenses throughout the duration of the Program when it identifies with more specificity the job classifications, functions and locations of the remaining head count to be eliminated and as other Program-related expenses are incurred.

ITEM 8.01.     OTHER EVENTS.

On July 28, 2011, the Company issued a press release announcing that its Board of Directors has approved a new shareholder distribution program authorizing the repurchase of up to $1.0 billion of its common stock in addition to the re-approval of the approximately 37 million shares remaining under an existing share repurchase program. A copy of the release is filed with this report as Exhibit 99.2.

ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits

Exhibit No.    Description

Exhibit 99.1    Press Release issued by Boston Scientific Corporation dated July 28, 2011

Exhibit 99.2    Press Release issued by Boston Scientific Corporation dated July 28, 2011

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2011	BOSTON SCIENTIFIC CORPORATION

	By:	/s/ Timothy A. Pratt
Timothy A. Pratt
Executive Vice President, Chief Administrative
Officer, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release issued by Boston Scientific Corporation dated July 28, 2011.
99.2	Press Release issued by Boston Scientific Corporation dated July 28, 2011.